EXHIBIT 99.1
350 Linden Oaks
Rochester, New York 14625

FOR IMMEDIATE RELEASE

CONTACT: Tracy Bagatelle-Black Bagatelle-Black Public Relations 661/263-1842 tracy@bagatelleblack.com	Tim Ryan Trout Group Investor Relations 212 477 9007 x24 tryan@troutgroup.com

VIRTUALSCOPICS REPORTS THIRD QUARTER 2006 RESULTS
First Nine Months of 2006 Revenues Increased 33% over the Comparable Period in 2005

ROCHESTER, NY - November 7, 2006 - VirtualScopics, Inc. (NASDAQ: VSCP), a leading developer of image-related biomarkers, today announced sales for the third quarter ended September 30, 2006 rose to nearly $1.3 million, a 29% increase over prior year’s comparable period. Revenues for the first nine months of 2006 increased 33% over the first nine months of 2005.

Net loss for the third quarter was $950,627 which included $502,061 of non-cash compensation expense related to the adoption of a new accounting rule. Excluding non-cash items, the net loss for the three months ended September 30, 2006 was $327,154, a 41% improvement over the preceding quarter.

Gross margin for the third quarter 2006 was 46% compared to 37% in 2005. The gross margin for the first nine months of 2006 was 43%, compared to 35% for the comparable period in 2005. The improvement in the gross margin is largely attributable to process efficiencies and the higher volume of sales.

“We are pleased with the strong increase in our revenues as compared to prior year,” stated Jeff Markin, president and CEO of VirtualScopics. “Additionally, we are delighted by the improvement in our net loss as compared to the previous quarter. This change is largely attributable to the process improvements made within our core lab and the reduction of certain one-time costs associated with being a public company.”

The company will be holding a conference call on Wednesday, November 8, 2006 at 11 a.m. EST to discuss these results. Interested participants should call 877-407-0778 when calling within the United States or 201-689-8565 when calling internationally. There will be a playback available until December 9, 2006. To listen to the playback, please call 877-660-6853 when calling within the United States or 201-612-7415 when calling internationally. For the replay, please use account number: 286, conference ID number: 219165.

This call is being Web cast by Vcall and can be accessed at www.virtualscopics.com. The Web cast will be available for 30 days after the call.

About VirtualScopics, Inc.

VirtualScopics, Inc. is a provider of advanced medical image analysis services.  The company evolved from research first carried out at the University of Rochester Medical Center and School of Engineering.  VirtualScopics has created a suite of image analysis tools used in detecting and analyzing specific structures in volumetric medical images, as well as characterizing minute changes in structures over time, providing vital information to support clinical trials and diagnostic applications.  The firm’s proprietary software algorithms can assemble hundreds of separate medical images taken during an MRI session into a single, three-dimensional model, bringing a new and previously unobtainable source of data to clinical researchers.  For more information about VirtualScopics, visit www.virtualscopics.com.

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Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. These forward-looking statements include, but are not limited to, statements regarding the awards of a potential contract from the U.S. Department of Defense and the expected benefits to the Company from that award and its existing contract with Pfizer and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” “seeks,” or similar expressions. Forward-looking statements deal with the Company’s current plans, intentions, beliefs and expectations. Investors are cautioned that all forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Many of these risks and uncertainties are discussed in the Company’s Current Report on Form 10-KSB for December 31, 2005 filed with the Securities and Exchange Commission (the “SEC”), and in any subsequent reports filed with the SEC, all of which are available at the SEC’s website at www.sec.gov. These include without limitation: risks related to the dependence on our strategic alliance with Pfizer until we can diversify our customer base; risks of contract performance; risks of contract termination; and, our ability to successfully enter into a contract with the Department of Defense for the award we obtained and our ability to do so on terms favorable to us. Factors that could cause or contribute to such differences include, but are not limited to, those discussed from time to time in reports filed by the Company with the Securities and Exchange Commission.

-Financial tables to follow-

VirtualScopics, Inc.
Balance Sheet (unaudited)
September 30, 2006
Assets

Current assets
Cash and cash equivalents	$3,777,928
Accounts receivable	1,075,970
Prepaid expenses and other assets	233,778
Total current assets	5,087,676
Patents, net	1,896,488
Property and equipment, net	568,150
Other assets	438,886
Total assets	$7,991,200

Liabilities and Stockholders' Equity

Current liabilities
Notes payable, current portion	$72,000
Accounts payable and accrued expenses	428,890
Accrued payroll	499,363
Unearned revenue	106,294
Total current liabilities	1,106,547
Notes payable, net of current portion	27,850
Total liabilities	1,134,397

Commitments and Contingencies

Stockholders' Equity
Preferred stock, $0.001 par value; 15,000,000 shares authorized; 8,400 shares designated Series A; 4,626 issued and outstanding; liquidation
preference $1,000 per share	5
Common Stock, $0.001 par value; 85,000,000 shares authorized;
22,850,228 shares issued and outstanding	22,839
Additional paid-in capital	10,577,085
Accumulated deficit	(3,743,126)
Total stockholders' equity	6,856,803
Total liabilities and stockholders' equity	$7,991,200

VirtualScopics, Inc.
Consolidated Statements of Operations (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005

Revenue	$1,275,705	$986,090	$3,561,969	$2,676,073
Cost of services	695,095	622,798	2,022,391	1,728,116
Gross profit	580,610	363,292	1,539,578	947,957
	46%	37%	43%	35%
Operating expenses:
Research and development	251,526	170,948	795,115	658,715
Sales and marketing	150,774	62,497	539,496	332,910
General and administrative	558,514	284,441	1,675,831	980,269
Stock option compensation expense	502,061	-	1,491,678	-
Depreciation and amortization	121,412	97,540	344,612	294,521
Total operating expenses	1,584,287	615,426	4,846,732	2,266,415
Operating loss	(1,003,677)	(252,134)	(3,307,154)	(1,318,458)
Other income (expense)
Interest income	54,760	4,088	135,876	18,102
Other expense	(1,710)	(3,261)	(12,090)	(15,630)
Total other income	53,050	827	123,786	2,472
Net Loss	$(950,627)	$(251,307)	$(3,183,368)	$(1,315,986)

Net loss per share
Basic and diluted	$(0.04)	$(0.01)	$(0.14)	$(0.06)
Weighted average shares used in computing net loss per share
Basic and diluted	22,449,056	21,889,075	22,079,325	21,889,075